SECURITIES PURCHASE AGREEMENT
by and among
NOODLES & COMPANY
And
MILL ROAD CAPITAL II, L.P.
March 13, 2017

6	Conditions Precedent		20
	6.1	Conditions to the Obligation of the Purchaser to Consummate the Closing	20
	6.2	Conditions to the Obligation of the Company to Consummate the Closing	21

7	Legends; Securities Act Compliance		21

8	Indemnification; Survival		21
	8.1	Company Indemnification	21
	8.2	Survival of Representations and Warranties	22
	8.3	Purchaser Indemnification	22
	8.4	Limitations	22
	8.5	Procedures	23
	8.6	Additional Limitations	24
	8.7	Exclusive Remedies	24

9	Termination		24
	9.1	Conditions of Termination	24
	9.2	Effect of Termination	24

10		Miscellaneous Provisions	24
	10.1	Interpretation	24
	10.2	Notices	25
	10.3	Severability	26
	10.4	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL	26
	10.5	Specific Performance	26
	10.6	Delays or Omissions; Waiver	27
	10.7	Fees; Expenses	27
	10.8	Assignment	27
	10.9	No Third Party Beneficiaries	28
	10.10	Counterparts	28
	10.11	Entire Agreement; Amendments	28
	10.12	No Personal Liability of Directors, Officers, Owners, Etc	28
	10.13	Placement Agent	28

INDEX OF DEFINED TERMS

Term	Section
Aggregate Purchase Price	2.1
Agreement	Preamble
Amended and Restated Certificate of Incorporation	3.11
Antitrust Regulatory Requirements	5.1(a)
Basket Amount	8.4
Board Resolutions	3.3(b)
Capitalization Date	3.2(a)
Certificate of Designations	Recitals
Change	1
Closing	2.2(a)
Closing Date	2.2(a)
Company	Preamble
Company Financial Statements	3.6(c)
Company Indemnified Parties	8.3
Company Indemnified Party	8.3
Consent	3.5
DGCL	Recitals
Disclosure Schedule	3
Event Payments	5.10(d)
Form S-3	5.10(a)
GAAP	3.6(c)
Indemnified Party	8.5
Indemnifying Party	8.5
Jefferies	11.13(a)
Law	3.4
Lien	3.4
New York Court	10.4(b)
Participation Rights	5.5(b)
Pre-emptive Rights Waiver	6.1(f)
Preferred Stock	3.2(a)
Purchaser	Preamble
Purchaser Adverse Effect	4.3
Purchaser Consent	4.11
Purchaser Indemnified Party	8.1
Registration Default	5.10(d)
Registration Default Period	5.10(d)
Registration Rights Agreement	5.9
Registration Rights Waiver	6.1(h)
Registration Statement	5.10(e)
Restriction Termination Date	5.10(e)
Rule 144	4.8(a)
SEC Restrictions	5.10(e)
Securities Exercise Notice	5.3
Securities Participation Amount	5.3

Term	Section
Securities Participation Right	5.3
Securities Participation Rights Notice	5.3
Series A Preferred Stock	Recitals
Share	2.1
Shares	2.1
Sponsor Consent	6.1(g)
Survival Period	9.2
Valid Business Reason	5.10(c)
Warrant	2.1
Warrant Agreement	2.2(b)(ii)
Warrants	2.1

SECURITIES PURCHASE AGREEMENT
SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated March 13, 2017, by and among Noodles & Company, a Delaware corporation (the “Company”), and Mill Road Capital II, L.P., a Delaware limited partnership (the “Purchaser”).
WHEREAS, the Company has authorized the issuance and sale of 8,873,240 shares of Class A Common Stock (as defined below);
WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, the Securities (as defined below);
WHEREAS, (i) the Board (as defined below) has determined that it is in the best interests of the Company and its stockholders and declared it advisable, to enter into this Agreement and the other Transaction Agreements (as defined below) to which the Company is a party providing for the transactions contemplated hereby and thereby in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, and (ii) the Board has approved, the execution, delivery and performance of this Agreement and the other Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the DGCL upon the terms and conditions contained herein and therein; and
WHEREAS, the Purchaser has approved the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby in accordance with applicable law upon the terms and conditions contained herein and therein.
NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:
1.Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. Notwithstanding the foregoing, none of the Company, its Subsidiaries or its other controlled Affiliates shall be considered Affiliates of the Purchaser.
“Aggregate Purchase Price” shall have the meaning set forth in the Section 2.1.
“Agreement” shall have the meaning set forth in the preamble.
“Antitrust Laws” means the HSR Act and any foreign antitrust Laws.
“Antitrust Regulatory Requirements” shall have the meaning set forth in Section 5.1(a).

“Basket Amount” shall have the meaning set forth in Section 8.4.
“Beneficially Own,” “Beneficially Owned,” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d‑3 of the rules and regulations promulgated under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.
“Board” shall mean the Board of Directors of the Company.
“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.
“Capital Stock” means, with respect to any Person, any and all shares of stock, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.
“Capitalization Date” shall have the meaning set forth in Section 3.2(a).
“Catterton” shall mean Catterton-Noodles, LLC, a Delaware limited liability company.
“Certificate of Designations” shall mean the Certificate of Designations of Series A Convertible Preferred Stock of the Company, as filed with the Secretary of State of the State of Delaware and currently in effect.
“Class A Common Stock” means the shares of Class A Common Stock, par value $0.01 per share, of the Company or any other Capital Stock of the Company into which such Class A Common Stock shall be reclassified or changed.
“Class B Common Stock” means the shares of Class B Common Stock, par value $0.01 per share, of the Company or any other Capital Stock of the Company into which such Class B Common Stock shall be reclassified or changed.
“Closing” shall have the meaning set forth in Section 2.2(a).
“Closing Date” shall have the meaning set forth in Section 2.2(a).
“Common Stock” means the Class A Common Stock, the Class B Common Stock and any other Capital Stock of the Company into which such Class A Common Stock or Class B Common Stock shall be reclassified or changed.

“Company” shall have the meaning set forth in the preamble.
“Company Financial Statements” shall have the meaning set forth in Section 3.6(c).
“Company Indemnified Party” shall have the meaning set forth in Section 8.3.
“Company Stock Plans” shall mean the Noodles & Company Amended and Restated 2010 Stock Incentive Plan, the Noodles & Company Compensation Plan for Non-Employee Directors and any successors thereto approved by the Board.
“Consent” shall have the meaning set forth in Section 3.5.
“control” (including the terms “controlling” “controlled by” and “under common control with”) with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“DGCL” shall have the meaning set forth in the recitals.
“Director” means any member of the Board.
“Equity Securities” shall mean, with respect to any Person, (i) shares of Capital Stock of, or other equity or voting interest in, such Person, (ii) any securities convertible into or exchangeable for shares of Capital Stock of, or other equity or voting interest in, such Person, (iii) options, warrants, rights or other commitments or agreements to acquire from such Person, or that obligates such Person to issue, any Capital Stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of Capital Stock of, or other equity or voting interest in, such Person, (iv) obligations of such Person to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Capital Stock of, or other equity or voting interest (including any voting debt) in, such Person and (v) the Capital Stock of such Person.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.
“Form S-3” shall have the meaning set forth in Section 5.5(a).
“GAAP” shall have the meaning set forth in Section 3.6(c).
“Governmental Entity” shall mean any United States or non-United States federal, state or local government, or any agency, bureau, board, commission, department, tribunal or instrumentality thereof or any court, tribunal, or arbitral or judicial body.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all of the rules and regulations promulgated thereunder.
“Indemnified Party” shall have the meaning set forth in Section 8.5.

“Indemnifying Party” shall have the meaning set forth in Section 8.5.
“Law” shall have the meaning set forth in Section 3.4.
“Lien” shall have the meaning set forth in Section 3.4.
“Losses” shall mean any and all actions, causes of action, suits, claims, liabilities, losses, damages, penalties, judgments, costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses), it being agreed that Losses may include any losses that any Person deciding any dispute in respect thereof (whether a court, jury or other Person) may determine are recoverable, including if so determined to be recoverable, losses that represent diminution in value.
“Material Adverse Effect” shall mean any fact, circumstance, event, change, effect, occurrence or development (each, a “Change”) that, individually or in the aggregate with all other Changes, has a material adverse effect on or with respect to the business, business prospects, operations, assets (including intangible assets), liabilities, results of operation or financial condition of the Company and its Subsidiaries taken as a whole, provided, however, that a Material Adverse Effect shall not include any Change (by itself or when aggregated or taken together with any and all other Changes) (i) generally affecting the industries in which the Company and its Subsidiaries operate or economic conditions in the United States (including changes in the capital or financial markets generally); (ii) resulting from any outbreak or escalation of hostilities or acts of war or terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States; (iii) resulting from changes (or proposed changes) in Law or GAAP (or authoritative interpretations thereof); (iv) resulting from changes in the market price or trading volume of the Company’s securities; (v) acts of God (including earthquakes, storms, fires, floods and natural catastrophes); (vi) effects relating to or arising from the announcement of the execution of this Agreement or the transactions contemplated hereby or the identity of the Purchaser or Purchaser’s Affiliates, including the loss of any customers, suppliers or employees; (vii) effects resulting from compliance with the terms and conditions of this Agreement or any other Transaction Agreement to which the Company is a party by the Company or any of its Subsidiaries or from acts or omissions consented to in writing by the Purchaser; (viii) the seasonality of the business of the Company or any of its Subsidiaries; or (ix) any breach of this Agreement by the Purchaser, except to the extent that, with respect to clauses (i), (ii), (iii) and (v), the impact of such Changes is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company or its Subsidiaries operate.
“New York Court” shall have the meaning set forth in Section 10.4(b).
“Nasdaq” means the NASDAQ Global Select Market (or its successor); provided, that if the Company moves the principal listing of its Common Stock to the NASDAQ Global Market, NASDAQ Capital Market or The New York Stock Exchange (or any of their respective successors), “Nasdaq” shall be deemed to refer to such exchange.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “Person” as contemplated by Section 13(d) of the Exchange Act.
“Preferred Stock” shall have the meaning set forth in Section 3.2(a).
“PSP” means Argentia Private Investments Inc.
“Purchaser” shall have the meaning set forth in the preamble.
“Purchaser Adverse Effect” shall have the meaning set forth in the Section 4.3.
“Purchaser Indemnified Party” shall have the meaning set forth in Section 8.1.
“Purchaser Nominee” shall mean any individual designated by the Purchaser to serve on the Board.
“Qualified Financing Date” means the Closing Date.
“Registration Default” shall have the meaning set forth in Section 5.5(d).
“Registration Default Period” shall have the meaning set forth in Section 5.5(d).
“Registration Expenses” shall mean all fees and expenses incurred in connection with a registration of Registrable Securities, including: (i) all registration, listing, qualification and filing fees (including FINRA filing fees); (ii) fees and expenses of compliance with state securities or "blue sky" laws; (iii) printing and copying expenses; (iv) messenger and delivery expenses; (v) fees and disbursements of counsel for the Company; (vi) fees and disbursements of independent public accountants, including the expenses of any audit or "cold comfort" letter, and fees and expenses of other persons, including special experts, retained by the Company; (vii) all internal expenses of the Company (including all salaries and expenses of officers and employees performing legal or accounting duties).
“Registration Rights Agreement” shall mean the Registration Rights Agreement dated December 27, 2010, by and among the Company, Catterton, PSP and certain other stockholders of the Company.
“Registrable Securities” means (i) the Shares, (ii) any outstanding shares of Class A Common Stock held by the Purchaser, (iii) shares of Class A Common Stock issued or issuable upon the exercise, conversion or exchange of any other Equity Security held by the Purchaser as of the Qualified Financing Date, and (iv) any other Equity Security of the Company issued or issuable with respect to any such share of the Class A Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization, in each case to the extent not freely transferable; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a registration statement under the Securities Act with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding or cease to be held by the Purchaser or one of its Affiliates; (D) such securities may be sold without restriction in accordance with Rule 144; or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Representatives” means, with respect to any Person, such Person’s Affiliates and their respective directors, officers, employees, managers, trustees, principals, stockholders, members, general or limited partners, agents and other representatives.
“Rule 144” shall have the meaning set forth in Section 4.8(a).
“SEC” shall mean the U.S. Securities and Exchange Commission.
“SEC Filings” shall mean any filing made by the Company with the SEC that is publicly available through the SEC’s EDGAR database before the date hereof.
“SEC Reports” shall have the meaning set forth in Section 3.6(a).
“Securities” shall mean the Shares.
“Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.
“Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company.
“Shares” shall have the meaning set forth in Section 2.1.
“Special Committee” means the Special Committee of disinterested members of the Board established, among other things, to evaluate the Company’s alternatives with respect to the Company’s anticipated liquidity demands, including, but not limited to, a transaction to raise equity capital.
“Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of July 2, 2013, among the Company, Catterton and PSP, as the same may be amended from time to time.
“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity (whether incorporated or unincorporated) of which (or in which) more than 50% of (i) the Total Current Voting Power; (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company; or (iii) the beneficial interest in such trust or estate; is, directly or indirectly, owned or controlled by such

Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.
“Survival Period” shall have the meaning set forth in Section 8.2.
“Taxes” shall mean any and all taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto) imposed by any Governmental Entity, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and any ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs or duties.
“Total Current Voting Power” shall mean, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the general election of directors of such entity (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity).
“Transaction Agreements” shall mean this Agreement and any other agreement contemplated hereby.
2.    Authorization, Purchase and Sale of the Securities.
2.1    Authorization, Purchase and Sale. Subject to and upon the terms and conditions of this Agreement, the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company, at the Closing, 8,873,240 shares of Class A Common Stock (each, a “Share” and collectively, the “Shares”). The purchase price per Share shall be $3.55 and the aggregate purchase price (the “Aggregate Purchase Price”) for the Shares shall be $31,500,002.
2.2    Closing.
(a)    The closing of the purchase and sale of the Securities (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, on the later of (i) April 3, 2017 and (ii) immediately following the satisfaction or waiver of each of the conditions set forth in Section 6 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing), or at such other place or such other date as agreed to by the parties hereto (the “Closing Date”).
(b)    At the Closing:
(i)    the Company shall deliver, at the Purchaser’s option, one or more certificates representing the Shares or other evidence that the Shares have been issued in book-entry form; and

(ii)    the Purchaser shall deliver, or cause to be delivered, to the Company an amount equal to the Aggregate Purchase Price by wire transfer of immediately available funds to an account that the Company shall designate at least one (1) Business Day prior to the Closing Date.
3.    Representations and Warranties of the Company. Except as disclosed in the SEC Filings, filed and publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking), the Company hereby represents and warrants to the Purchaser as follows:
3.1    Organization and Power.
(a)    The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as it is presently being conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.
(b)    Each Subsidiary is validly existing as a corporation, limited liability company or limited partnership, as applicable in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, has the power and authority (corporate or otherwise) to own its property and to conduct its business as it is presently being conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.
3.2    Capitalization.
(a)    As of the date of this Agreement, the authorized shares of capital stock of the Company consist of 150,000,000 shares of Class A Common Stock, 30,000,000 shares of Class B Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of which 50,000 shares have been designated as Series A Preferred Stock. As of the close of business on March 10, 2017 (the “Capitalization Date”), (i) 26,350,827 shares of Class A Common Stock were issued and outstanding, (ii) 1,522,098 shares of Class B Common Stock were issued and outstanding, (iii) 6,611,062 shares of Class A Common Stock were reserved for issuance under the Company Stock Plans (including for outstanding and future awards), (iv) warrants were outstanding for the purchase of 1,913,793 shares of Class A Common Stock, (v) warrants were outstanding for the purchase of 28,850 shares of Class B Common Stock, and (vi) 18,500 shares of Preferred Stock, all of which were shares of Series A Preferred Stock, were issued and outstanding. All outstanding shares of Common Stock and Preferred Stock are validly issued, fully paid, nonassessable and free of preemptive or similar rights. Since the Capitalization Date, the Company has not sold or issued or repurchased, redeemed or otherwise acquired any shares of the Company’s capital stock (other than issuances pursuant to the vesting of any “share award” that had been granted under any Company Stock Plan, or repurchases, redemptions or other acquisitions pursuant to agreements contemplated by a Company Stock Plan).
(b)    Except as set forth in this Section 3.2, as of the date of this Agreement, there are no outstanding Equity Securities of the Company and no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Equity Securities of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company.
3.3    Authorization.
(a)    The Company has all requisite corporate power to enter into each of the Transaction Agreements to which it is a party and to consummate the transactions contemplated by each of the Transaction Agreements to which it is a party and to carry out and perform its obligations thereunder. All corporate action on the part of the Company, its officers and directors necessary for the authorization of the Securities and the authorization, execution, delivery and performance of the Transaction Agreements to which the Company is a party has been taken. The execution, delivery and performance of the Transaction Agreements to which the Company is a party by the Company, the issuance of the Shares in accordance with this Agreement, and the consummation of the other transactions contemplated herein do not require any approval of the Company’s stockholders, other than the receipt of the Sponsor Consent, Pre-emptive Rights Waiver and Registration Rights Waiver, each of which the Company agrees to use commercially reasonable efforts to obtain prior to 11:59 pm Eastern time on the date of this Agreement. Upon their respective execution by the Company and the Purchaser and assuming that they constitute legal and binding agreements of the Purchaser party thereto, each of the Transaction Agreements to which the Company is a party will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
(b)    The Board has adopted resolutions (the “Board Resolutions”) approving the execution, delivery and performance by the Company of the Transaction Agreements to which the Company is a party, the issuance of the Shares in accordance with this Agreement and the consummation of the other transactions contemplated herein. The Board Resolutions have not been withdrawn or modified.
3.4    No Conflict. Subject to the accuracy of the representations made by the Purchaser in Section 4, the execution, delivery and performance by the Company of the Transaction Agreements to which the Company is a party, the issuance of the Shares and the consummation of the other transactions contemplated hereby and by the other Transaction

Agreements to which the Company is a party will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of the Company, (ii) subject to the matters referred to in Section 3.5, result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under any mortgage, material contract, purchase or sale order, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties, assets or rights of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to prevent or materially delay or hinder the ability of the Company to perform its obligations under the Transaction Agreements, or (iii) subject to the matters referred to in Section 3.5 conflict with or violate any applicable material law, statute, code, ordinance, rule, regulation, or agency requirement of or undertaking to or agreement with any Governmental Entity or Nasdaq, including common law (collectively, “Laws” and each, a “Law”) or any judgment, order, injunction or decree issued by any Governmental Entity.
3.5    Consents. No consent, approval, order, or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity or Nasdaq is required on the part of the Company or its Subsidiaries in connection with (a) the execution, delivery or performance of the Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby or (b) the issuance of the Shares in accordance with this Agreement, other than (i) the expiration or termination of any applicable waiting periods under the Antitrust Laws with respect to performance under the Transaction Agreements, or the consummation of transactions, in each case occurring after the Closing, (ii) those to be obtained, in connection with the registration of the Shares under the Securities Act and any related filings and approvals under applicable state securities laws, (iii) such filings as may be required under any applicable requirements of the Exchange Act or the rules of the Nasdaq, (iv) the Sponsor Consent, Pre-emptive Rights Waiver and Registration Rights Waiver, and (v) such Consents the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to prevent or materially delay or hinder the ability of the Company to perform its obligations under the Transaction Agreements.
3.6    SEC Reports; Financial Statements.
(a)    The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (the foregoing materials (together with any materials filed by the Company under the Exchange Act, whether or not required), collectively referred to herein as the “SEC Reports”). No event or circumstance has occurred within the four Business Days prior to the date of this Agreement that requires the filing of a Form 8-K, except such as would be filed upon announcement of this Agreement or as have already been reported pursuant to Form 8‑K.

(b)    As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(c)    The historical financial statements of the Company and its Subsidiaries included in the SEC Filings, together with the related notes (the “Company Financial Statements”), present fairly in all material respects the consolidated financial position of the Company (including its Subsidiaries), as of and at the dates indicated and the results of its operations and cash flows for the periods specified on the basis stated therein. Such financial statements comply as to form with the applicable accounting requirements of the Securities Act and have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto.
(d)    Except as set forth in the SEC Filings, the Company’s principal executive officer and its principal financial officer have (i) devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP, and have evaluated such system at the times required by the Exchange Act and in any event no less frequently than at reasonable intervals and (ii) disclosed to the Company’s management, auditors and the audit committee of the Board (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information. Except as set forth in the SEC Filings, the Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its Subsidiaries required to be included in the Company’s periodic reports under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, and such disclosure controls and procedures are sufficient to ensure that the Company’s principal executive officer and its principal financial officer are made aware of such material information required to be included in the Company’s periodic reports required under the Exchange Act. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.
(e)    The Company is eligible to register the resale of the Shares by the Purchaser using Form S-3 promulgated under the Securities Act.
3.7    Litigation. There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its Subsidiaries is a party or to which any of the properties of the Company or any of its Subsidiaries is subject other than (i) proceedings accurately described in all material respects in the SEC Filings and (ii)

proceedings that would not reasonably be expected to have a Material Adverse Effect. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Securities Act.
3.8    Absence of Certain Changes; No Undisclosed Events or Liabilities. Except as set forth in the SEC Filings, since December 31, 2016, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and there has not been any Change which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. No event, liability, development or circumstance has occurred or exists, or, as of the date hereof, is reasonably expected to exist or occur with respect to the Company, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.
3.9    Nasdaq. Shares of the Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed on the Nasdaq Global Select Market, and there is no action pending by the Company or any other Person to terminate the registration of the Class A Common Stock under the Exchange Act or to delist the Class A Common Stock from the Nasdaq Global Select Market, nor has the Company received any notification that the SEC or the Nasdaq Global Select Market is currently contemplating terminating such registration or listing. The Company has outlined with the Nasdaq Global Select Market its strategy for compliance with the Nasdaq listing requirements, and the Company has received no notification from the Nasdaq that such plan for compliance has been rejected by Nasdaq. The Company has described the proposed sale of the Securities to Nasdaq, and Nasdaq has raised no objection to such sale.
3.10    Investment Company Act. The Company is not, nor immediately after the Company’s receipt of the Aggregate Purchase Price from the Purchaser, will the Company be, an “investment company” within the meaning of, and required to be registered under, the Investment Company Act of 1940, as amended.
3.11    Anti-Takeover Statutes. The Company has elected in its amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) not to be governed by Section 203 of the DGCL.
3.12    No Other Representations and Warranties. Except for the representations and warranties contained in Section 3, the Company makes no other representation or warranty, express or implied, written or oral, and hereby, to the maximum extent permitted by applicable Law, disclaims any such representation or warranty, whether by the Company or any other Person, with respect to the Company or with respect to any other information (including, without limitation, pro forma financial information, financial projections or other forward-looking statements) provided to or made available to the Purchaser in connection with the transactions contemplated hereby.

3.13    Acknowledgment Regarding Purchaser’s Purchase of Securities. The Company acknowledges that the Purchaser is not acting as a financial advisor of the Company (or in any similar capacity) with respect to the Transaction Agreements and the transactions contemplated hereby and thereby.
4.    Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows:
4.1    Organization. The Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.
4.2    Authorization and Power. The Purchaser has all requisite entity power to enter into this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated by the Transaction Agreements to which it is a party and to carry out and perform its obligations thereunder. All corporate or partner action on the part of the Purchaser or the holders of the capital stock or other equity interests of the Purchaser necessary for the authorization, execution, delivery and performance of the Transaction Agreements to which it is a party has been taken. Upon their respective execution by the Purchaser and the other parties thereto and assuming that they constitute legal and binding agreements of the Company, each of the Transaction Agreements to which the Purchaser is a party will constitute its legal, valid and binding obligation, enforceable against the Purchaser in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
4.3    No Conflict. The execution, delivery and performance by the Purchaser of the Transaction Agreements to which it is a party, the issuance of the Shares in accordance with this Agreement and the consummation of the other transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document of the Purchaser, (ii) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or require consent under, any material contract binding upon the Purchaser or (iii) subject to the matters referred to in Section 4.4, conflict with or violate any applicable Laws or any judgment, order, injunction or decree issued by any Governmental Entity, except in the case of each of clauses (i), (ii) and (iii) as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of the Purchaser to perform its obligations under the Transaction Agreements (with respect to the Purchaser, a “Purchaser Adverse Effect”).
4.4    Consents. No Consent of any Governmental Entity is required on the part of the Purchaser in connection with (a) the execution, delivery or performance of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby or (b) the issuance of the Shares in accordance with this Agreement, other than (i) the expiration or termination of any applicable waiting periods under the Antitrust Laws with respect to the performance under the Transaction Agreements, or consummation of transactions, in each case occurring after the Closing, (ii) those to be obtained, in connection with the registration of the Registrable Securities under the Securities Act and any related filings and approvals under applicable state securities Laws, (iii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, and (iv) such Consents the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Purchaser Adverse Effect.
4.5    Brokers. The Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.
4.6    Purchase Entirely for Own Account. The Purchaser is acquiring the Securities for its own account solely for the purpose of investment, not as nominee or agent, and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same, in violation of the Securities Act. The Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Securities.
4.7    Investor Status. The Purchaser certifies and represents to the Company that it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser’s financial condition is such that it is able to bear the risk of holding the Securities for an indefinite period of time and the risk of loss of its entire investment. The Purchaser has been afforded the opportunity to receive information from, and to ask questions of and receive answers from the management of, the Company concerning this investment so as to allow it to make an informed investment decision prior to its investment and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.
4.8    Securities Not Registered.
(a)    The Purchaser understands that none of the Securities have been approved or disapproved by the SEC or by any state securities commission nor have the Securities been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by the Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. The Purchaser understands that the exemptions from registration afforded by Rule 144 under the Securities Act (“Rule 144”) (the provisions of which are known to it) depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.
(b)    The Securities shall be subject to the restrictions contained herein.
(c)    It is understood that the Securities, and any securities issued in respect thereof or in exchange therefor, may bear one or all of the legends set forth in Section 7.

4.9    Financing. The Purchaser has, or by the Closing will have, an amount of cash sufficient to enable it to consummate the transactions contemplated hereunder on the terms and conditions set forth in this Agreement.
4.10    Equity Securities of the Company and its Subsidiaries. Neither the Purchaser nor any of its Affiliates Beneficially Owns any Equity Securities of the Company or any of its Subsidiaries.
4.11    Non-Reliance. Neither Purchaser, nor any of its Representatives, has relied on any representations, warranties, promises, statements or other inducements (including with respect to the accuracy and completeness of information) except for the representations and warranties of the Company expressly set forth in Section 3. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to the Purchaser or any other Person resulting from any other express or implied representation or warranty with respect to the Company, unless any such information is expressly included in a representation or warranty contained in Section 3.
5.    Covenants.
5.1    Regulatory Approval.
(a)    The Company and the Purchaser acknowledges that one or more filings under the Antitrust Laws may be necessary with respect to the performance or consummation of the transactions contemplated by this Agreement (the “Antitrust Regulatory Requirements”). To the extent a filing or notification is required under the Antitrust Regulatory Requirements with respect to the Purchaser, the Company and the Purchaser shall, respectively, (i) promptly file with the U.S. Federal Trade Commission, the U.S. Department of Justice and/or any other Governmental Entity all forms, applications, notifications and other documents necessary to be filed by such party pursuant to the Antitrust Regulatory Requirements (provided that a filing required under the HSR Act shall be only made by the Company on a prompt basis following notice to the Company by the Purchaser that such a filing is required), in connection with the issuance of the Securities and/or otherwise in connection with the transactions contemplated by this Agreement and the other Transaction Agreements and (ii) cooperate with each other in promptly producing such additional information as those authorities may reasonably require from such party to comply with the Antitrust Laws.
(b)    The Purchaser shall promptly inform the Company (and vice versa) of any material communication from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement relating to the Purchaser. If the Purchaser or the Company or any Affiliate thereof receives a request for additional information or documentation from any such Governmental Entity with respect to the transactions contemplated by this Agreement relating to the Purchaser, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and, if permitted by applicable Law, after consultation with the other party, an appropriate response in compliance with such request; provided, however, the foregoing shall not require any party to disclose or otherwise provide (i) personal financial information, including, but not limited to, any individual tax return or statement of net worth, or any other information that is of a personal or private nature, about any individual who is an employee, officer, director, general partner or limited partner (including the identity of any such limited partner) of such party or any of its Affiliates, or (ii) information that is either confidential or constitutes a trade secret of such party.
5.2    Commercially Reasonable Efforts; Further Assurances; Notification.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser and the Company each shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Agreements, including using commercially reasonable efforts to: (i) cause the conditions to the Closing set forth in Section 6 to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and make all necessary registrations, declarations and filings with Governmental Entities; and (iii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Agreements.
(b)    Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be reasonably necessary to effectuate the transactions contemplated by this Agreement and the other Transaction Agreements, subject to the terms and conditions hereof and thereof and compliance with applicable Law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof and thereof.
5.3    Press Release; Form 8-K. The Company shall, on or before 9:30 a.m., New York time, on the first (1st) Business Day after the date of this Agreement, issue a press release (the “Press Release”) reasonably acceptable to the Purchaser disclosing all the material terms of the transactions contemplated by the Transaction Agreements. The Company shall, promptly following the date hereof (but in any event within the time period required by the rules and regulations of the SEC), file a Current Report on Form 8-K, disclosing the material terms of the transactions contemplated hereby.
5.4    Reporting Status. Until the date on which the Purchaser shall have sold all of the Registrable Securities or there are no longer any Registrable Securities (the “Reporting Period”), the Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require or otherwise permit such termination. The Company shall take all actions necessary to maintain its eligibility to register the Registrable Securities for resale by the Purchaser on Form S-3.

5.5    Registration Rights.
(a)    Within 60 days of the Qualified Financing Date (the “Filing Deadline”), unless otherwise agreed by the Company and the Purchaser, the Company shall file a Form S-3 or any similar short-form registration statement that may be available at such time (as amended or supplemented and including any replacements thereof, the “Form S-3”) (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance with the Securities Act and the Exchange Act) to register the resale of the Registrable Securities. The Company shall cause such Form S-3 to become effective as soon thereafter as reasonably practicable but in any event within 90 days of the Qualified Financing Date (the “Required Effectiveness Date”). After effectiveness of the Form S-3, the Company shall prepare and file with the SEC such amendments and post-effective amendments to the Form S-3, such supplements to the prospectus in such Form S-3, and such replacement registration statements on Form S-3, as may be reasonably requested by the Purchaser or as may be required by the rules, regulations or instructions applicable to Form S-3 or by the Securities Act or rules and regulations thereunder to keep the Form S-3 effective until all Registrable Securities registered thereunder have ceased to be Registrable Securities.
(b)    The Registration Expenses for the Form S-3 shall be borne by the Company. In addition, the Company shall pay, with respect to each registration, the reasonable fees and disbursements of one counsel for the Purchaser. It is acknowledged by the Purchaser that it shall be responsible for all commissions, discounts or brokerage fees in respect of Registrable Securities sold by it.
(c)    If, in the judgment of outside counsel to the Company, the filing, initial effectiveness or continued use of the Form S-3 would require disclosure of information not otherwise then required by law to be publicly disclosed and, in the good faith judgment of the board of directors of the Company, such disclosure is reasonably likely to adversely affect any material financing, acquisition, corporate reorganization or merger or other material transaction or event involving the Company or otherwise have a material adverse effect on the Company (a “Valid Business Reason”), the Company may postpone or withdraw a filing of a Form S-3, or delay use of an effective Form S-3 until such Valid Business Reason no longer exists, but in no event shall the Company avail itself of such right for more than 20 consecutive days at any one time or 40 days, in the aggregate, in any period of 365 consecutive days; and the Company shall give notice to the Purchaser of its determination to postpone or withdraw a registration statement and of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof. In the event the Company exercises its rights under the preceding sentence, the Purchaser agrees to suspend, immediately upon its receipt of the notice referred to above, its use of the prospectus relating to the Form S-3 in connection with any sale or offer to sell Registrable Securities.
(d)    In the event that (i) the Company has not filed the Form S-3 on or before the date on which such Form S-3 is required to be filed pursuant to Section 5.5(a), or (ii) such Form S-3 has not become effective or been declared effective by the SEC on or before the date on which such Form S-3 is required to become or be declared effective pursuant to Section 5.5(a) or (iii) the Form S-3 is filed and declared effective but (A) shall thereafter be withdrawn by the Company, (B) shall become subject to an effective stop order issued pursuant to Section 8(d) of the Securities Act suspending the effectiveness of such Form S-3 (except as specifically permitted herein, including, with respect to any Form S-3, during any applicable suspension period in accordance with the last sentence of Section 5.5(c) or if no Registrable Securities exist) without being succeeded by an additional Form S-3 filed and declared effective within 60 days after the predecessor Form S-3 ceased to be effective or (C) shall be suspended for a Valid Business Purposes for a number of days in excess of the periods specified in Section 5.5(c) (each such event referred to in clauses (i) through (iii), a “Registration Default” and each period during which a Registration Default has occurred and is continuing, a “Registration Default Period”), then, as liquidated damages for such Registration Default, the Company will pay (such payments, “Event Payments”) to the Purchaser 1.0% of the Aggregate Purchase Price paid by the Purchaser with respect to the Registrable Securities for which a Registration Default has occurred for every 30 days (or pro rata for any portion thereof) until the Registration Default Period terminates; provided that the liquidated damages paid to the Purchaser, from time to time, may not in the aggregate exceed 10% of the Aggregate Purchase Price paid by the Purchaser under this Agreement.
(e)    If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in a registration statement filed pursuant to this Section 5.5 (a “Registration Statement”) is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act or requires the Purchaser to be named as an “underwriter,” the Company shall use its best efforts to persuade the SEC that the offering contemplated by the Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that the Purchaser is not an “underwriter.” In the event that the SEC refuses to alter its position, the Company shall (i) remove from the Registration Statement such portion of the Registrable Securities (the “Cut Back Securities”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that the Company shall not agree to name the Purchaser as an “underwriter” in such Registration Statement without the prior written consent of the Purchaser. Any cut-back imposed on the Purchaser pursuant to this Section 5.5(e) shall be applied first to any of the Registrable Securities the Purchaser shall designate, unless the SEC Restrictions otherwise require or provide or the Purchaser otherwise agrees. No Event Payments shall accrue as to any Cut Back Securities until such date as the Company is able to effect the registration of such Cut Back Securities in accordance with any SEC Restrictions applicable to such Cut Back Securities (such date, the “Restriction Termination Date”). From and after the Restriction Termination Date applicable to any Cut Back Securities, all of the provisions of this Section 5.5 (including the Company’s obligations with respect to the filing of a Registration Statement and its obligations to use commercially reasonable efforts to have such Registration Statement declared effective within the time periods set forth herein and the liquidated damages provisions in Section 5.5(d) relating thereto) shall again be applicable to such Cut Back Securities; provided, however, that (i) the Filing Deadline for the Form S-3 including such Cut Back Securities shall be ten (10) Business

Days after such Restriction Termination Date, and (ii) the Required Effectiveness Date with respect to such Cut Back Securities shall be the 90th day immediately after the Restriction Termination Date.
(f)    Notwithstanding the foregoing, during any period in which Form S-3 is not available for the registration and resale of Registrable Securities, the Company shall register the Registrable Securities on another appropriate form in accordance with the Securities Act and the Exchange Act).
5.6    Board Nominee.
(a)    After the Closing, the Purchaser shall have the right, but not the obligation, for so long as the Purchaser Beneficially Owns at least 10% of the Common Stock, to designate one nominee to the Board (which Purchaser Nominee shall be reasonably acceptable to any governance or nominating committee of the Board or the Board if no such committee then exists; provided that Thomas Lynch is deemed to be reasonably acceptable for such purposes). If, at any time after the Closing, the Purchaser Beneficially Owns less than 10% of the Common Stock, the Purchaser shall not have the right to designate any nominee to the Board pursuant to this Section 5.6.
(b)    After the Closing, in advance of each meeting of its stockholders at which directors are to be elected, the Company shall include any Purchaser Nominee designated for election or reelection at such meeting in the Company’s slate of nominees in the proxy materials it distributes to its stockholders (including the Company’s notice of meeting) and shall recommend that the Company’s stockholders vote in favor of such Purchaser Nominee. Except as otherwise required by the Exchange Act, at any time that the Purchaser shall have the right to designate at least one nominee to the Board, the Company shall not nominate, or include in its proxy materials, more candidates for election as a director than the number of directors to be elected at such meeting.
(c)    If at any time after the Closing the Board does not include the Purchaser Nominee that the Purchaser is then entitled to designate, then the Company shall take such action within its power (including increasing the size of the Board, filling vacancies, recommending to stockholders appropriate amendments to the Company’s certificate of incorporation and by-laws, calling and convening meetings of stockholders and soliciting proxies for such meetings) as shall be necessary to ensure that the Board includes such Purchaser Nominee at the earliest practicable time, unless, and only to the extent that, the Board shall conclude, after consultation with its counsel, that such action would cause the directors to violate their fiduciary duties to the stockholders of the Company.
(d)    The Company shall take such additional necessary action, if any, to allow the Company to comply simultaneously with this Section 5.6 and with applicable Law with respect to the composition of the Board and committees thereof.
5.7    Consent to Transactions. Pursuant to the letter agreement (the “Confidentiality Agreement”) dated February 15, 2017 between the Company and the Purchaser,

the Company hereby waives (a) the restrictions in Section 12(i)(A) of the Confidentiality Agreement to the extent necessary to permit the Purchaser to enter into and perform this Agreement, to purchase the Shares and consummate the other transactions contemplated hereby and to exercise its rights and remedies under this Agreement, including its rights to designate the Purchaser Nominee pursuant to Section 5.6, (b) the restrictions in Sections 5 and 12 of the Confidentiality Agreement only to the extent necessary to permit the Purchaser Nominee (who may be a Representative (as defined in the Confidentiality Agreement) of the Purchaser) to serve as members of the Board and to carry out their obligations as directors in accordance with Law and (c) the restrictions in Section 2(a), 5 and 12 of the Confidentiality Agreement only to the extent that they would prohibit or limit communication between the Purchaser and its Representatives (as defined in the Confidentiality Agreement), on the one hand, and the Purchaser Nominee, on the other hand, with respect to the business and affairs of the Company. The Company hereby agrees that the Purchaser may use the Evaluation Material (as defined in the Confidentiality Agreement) to monitor and make decisions regarding its investment in the Company, including any voting or disposition of the Shares. Further, the definition of “Restricted Period” in the Confidentiality Agreement is hereby amended to mean the period from the date of the Confidentiality Agreement until the date two years after the date of the Confidentiality Agreement.
6.    Conditions Precedent.
6.1    Conditions to the Obligation of the Purchaser to Consummate the Closing. The obligations of the Purchaser to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Securities pursuant to this Agreement, are subject to the satisfaction of the following conditions precedent:
(a)    the Company shall have executed and delivered this Agreement;
(b)    the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects both when made and as of the Closing Date (except in the case of representations and warranties that are made as of a specified date within such sections, such representations and warranties shall be true and correct as of such specified date);
(c)    Gibson, Dunn & Crutcher LLP, counsel to the Company, shall have provided the Purchaser with its legal opinion, in form and substance reasonably satisfactory to the Purchaser;
(d)    the Company shall have delivered to the Purchaser a certified copy of the Amended and Restated Certificate of Incorporation and the Certificate of Designations as certified by the Delaware Secretary of State at or prior to the Closing Date;
(e)    the Company shall have delivered to the Purchaser a certificate, in form acceptable to the Purchaser, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions adopted by the Board in connection with the transactions contemplated hereby, (ii) the Certificate of Incorporation of the Company and (iii) the bylaws of the Company, each as in effect at the Closing;
(f)    At or before 11:59 PM on the date hereof, the Company shall have received a written waiver (the “Pre-emptive Rights Waiver”), in form and substance satisfactory to the Purchaser, of any equity participation rights or any similar preemptive rights regarding the Company’s Equity Securities (including but not limited to any such rights under that certain Securities Purchase Agreement, dated as of February 8, 2017, by and between the Company and Catterton) that may apply in connection with the sale and issuance of the Securities;
(g)    At or before 11:59 PM on the date hereof, the Company shall have received a written waiver (the “Sponsor Consent”), in form and substance satisfactory to the Purchaser, of any right or obligation to prevent or prohibit under the Stockholders Agreement the issuance of the Securities and the transactions contemplated by the Transaction Agreements;
(h)    At or before 11:59 PM on the date hereof, the Company shall have received a written waiver (the “Registration Rights Waiver”), in form and substance satisfactory to the Purchaser, of any right or obligation under the Registration Rights Agreement to prevent or consent to any of the transactions contemplated by the Transaction Agreements; and
(i)    the consummation of the Closing shall not have been enjoined or prohibited by applicable Law and no proceeding by any Governmental Entity or stockholder challenging the transactions contemplated by the Transaction Agreements shall have been initiated or threatened.
6.2    Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the transactions to be consummated at the Closing, and to issue and sell to the Purchaser the Securities pursuant to this Agreement, is subject to the satisfaction of the following conditions precedent:
(a)    the Purchaser shall have executed and delivered this Agreement;
(b)    the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects both when made and as of the Closing Date (except in the case of representations and warranties that are made as of a specified date within such sections, such representations and warranties shall be true and correct as of such specified date); and
(c)    the consummation of the Closing shall not have been enjoined or prohibited by applicable Law and no proceeding by any Governmental Entity challenging the transactions contemplated by the Transaction Agreements shall have been initiated or threatened.
7.    Legends; Securities Act Compliance. The Shares and the notice sent to any stockholder of the Company of Shares in book-entry form will bear a legend conspicuously thereon or statement (as applicable) to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THE SAME ARE REGISTERED AND QUALIFIED IN ACCORDANCE WITH THE SAID ACT AND ANY OTHER APPLICABLE STATE SECURITIES LAWS OR SUCH OFFER, SALE, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER SUCH ACT AND ANY OTHER APPLICABLE STATE SECURITIES LAWS.”
8.    Indemnification; Survival.
8.1    Company Indemnification. The Company shall defend, indemnify, exonerate and hold free and harmless the Purchaser and its Affiliates and their respective directors, officers, partners, members and employees (each, a “Purchaser Indemnified Party” and, collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses actually incurred by such Indemnified Parties that arise out of, or result from: (a) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement, (b) the Company’s breach of its agreements or covenants in this Agreement, (c) any untrue or alleged untrue statement of a material fact contained in any Registration Statement filed pursuant to Section 5.5, any prospectus or in any amendment or supplement thereto, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except insofar as any such Loss arises out of or is based upon any untrue statement or alleged untrue statement made in reliance upon and in conformity with written information provided by or on behalf of the Purchaser specifically for inclusion in such registration statement, prospectus, amendment or supplement thereto, and (d) any cause of action, suit, proceeding or claim brought or made against such Purchaser Indemnified Party by a third party (including for these purposes a derivative action brought on behalf of the Company or any Subsidiary) or which otherwise involves such Purchaser Indemnified Party that arises out of or results from (A) the execution, delivery, performance or enforcement of any of the Transaction Agreements, (B) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, (C) any disclosure properly made by such Purchaser Indemnified Party in connection with this Agreement, or (D) the status of such Purchaser Indemnified Party or holder of the Securities either as an investor in the Company pursuant to the transactions contemplated by the Transaction Agreements or as a party to this Agreement (including, without limitation, as a party in interest or otherwise in any action or proceeding for injunctive or other equitable relief), with respect to clauses (A) and (D) if, and only if, (i) such Purchaser Indemnified Parties have been successful on the merits or otherwise in defense of any such action, suit, proceeding or claim or (ii) a settlement, compromise or consent is reached on any such action, suit, proceeding or claim that is approved by a majority of the Board who are independent of the Purchaser and its Affiliates and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Purchaser Indemnified Parties. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Losses which is permissible under applicable law. Notwithstanding the foregoing, the sole remedy for breach of the provisions set forth in Section 5.5 shall be the Event Payments.
8.2    Survival of Representations and Warranties. The representations and warranties contained herein shall survive until 5:00 p.m. EDT on the 18-month anniversary of the Closing, other than the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 4.1, 4.2 and 4.3, which shall survive indefinitely (the “Survival Period”). For the avoidance of doubt, all other covenants, agreements and obligations contained in this Agreement shall survive indefinitely (unless a different period is specifically provided for pursuant to the provisions of this Agreement expressly relating thereto).
8.3    Purchaser Indemnification. The Purchaser shall defend, indemnify, exonerate and hold free and harmless the Company and its Affiliates and their respective directors, officers and employees (each a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”) from and against any and all Losses actually incurred by such Company Indemnified Parties that arise out of, or result from: (a) any inaccuracy in or breach of the Purchaser’s representations or warranties in this Agreement or (b) the Purchaser’s breach of its agreements or covenants in this Agreement.
8.4    Limitations. Notwithstanding anything in this Agreement to the contrary, (a) no indemnification claims for Losses shall be asserted by the Purchaser Indemnified Parties under Section 8.1 or by the Company Indemnified Parties under Section 8.3 unless and until the aggregate amount of Losses that would otherwise be payable under Section 8.1 or Section 8.3, as applicable, exceeds $100,000 (the “Basket Amount”), whereupon the Purchaser Indemnified Party or Company Indemnified Party, as applicable, shall be entitled to receive only amounts for Losses in excess of the Basket Amount, (b) the aggregate liability of the Company for Losses under Section 8.1 shall in no event exceed the Aggregate Purchase Price and (c) the aggregate liability of the Purchaser for Losses under Section 8.3 shall in no event exceed two percent of the Aggregate Purchase Price.
8.5    Procedures. A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification hereunder; provided, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8 unless and to the extent that the Indemnifying Party shall have been materially prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any action, suit, claim or proceeding which may cause an Indemnified Party to incur indemnifiable Losses is brought against an Indemnified Party, the Indemnifying Party shall be entitled to assume and conduct the defense thereof, with counsel reasonably satisfactory to the Indemnified Party unless (a) such claim seeks remedies, in addition to or other than, monetary damages that are reasonably likely to be awarded, (b) such claim involves a criminal proceeding or (c) counsel to the Indemnified Party advises such Indemnifying Party in writing that such claim involves a conflict of interest that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party. If any one of the foregoing clauses (a) through (c) applies, the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions, other than local counsel). If the Indemnifying Party assumes the defense of any claim, the Indemnified Party shall nevertheless be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, that all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall reasonably cooperate in the defense or prosecution of such claim. Such reasonable cooperation shall include the retention and (upon the Indemnifying Party’s reasonable request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its prior written consent (not to be unreasonably withheld, conditioned or delayed). The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought or may sought be hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding and is solely for monetary damages. The indemnification required by this Section 8 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within thirty (30) days after bills are received or Losses are incurred.
8.6    Additional Limitations. Notwithstanding anything contained herein to the contrary, “Losses” shall not include punitive damages, except to the extent payable by an Indemnified Party to a third party. No party hereto shall be obligated to indemnify any other Person with respect to any representation, warranty, covenant or condition specifically waived in writing by any other party on or prior to the Closing.
8.7    Exclusive Remedies. Notwithstanding anything to the contrary herein, the provisions of Section 5.5(d), Section 8 and Section 10.5 shall be the sole and exclusive remedies of the parties under this Agreement following the Closing for any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for breaches or alleged breaches of any representations or warranties, covenants or agreements of the parties contained in this Agreement. For the avoidance of doubt, this Section 8 shall not prevent the parties from obtaining specific performance or other non-monetary remedies in equity or at Law pursuant to

Section 10.5 of this Agreement and shall not limit other remedies that may expressly be available to the parties under any of the Transaction Agreements (other than this Agreement).
9.    Termination.
9.1    Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing by either the Company, on the one hand, or the Purchaser, on the other hand, if any of the conditions to Closing shall have become permanently incapable of fulfillment and shall not have been waived in writing by the other parties.
9.2    Effect of Termination. In the event of any termination pursuant to Section 9.1 hereof, this Agreement shall become null and void and have no further effect, with no liability on the part of the Company or the Purchaser, or their directors, partners, members, employees, affiliates, officers, stockholders or agents or other representatives, with respect to this Agreement, except (a) for the terms of this Section 9.2, Section 8 (Indemnification; Survival) and Section 10 (Miscellaneous Provisions), which shall survive the termination of this Agreement, and (b) that nothing in this Section 9 shall relieve any party or parties hereto, as applicable, from liability or damages incurred or suffered by any other party resulting from any intentional (x) breach of any representation or warranty of such first party or (y) failure of such first party to perform a covenant thereof. As used in the foregoing sentence, “intentional” shall mean an act or omission by such party which such party actually knew, or reasonably should have known, would constitute a breach of this Agreement by such party.
10.    Miscellaneous Provisions.
10.1    Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein. Except as specified otherwise herein, references to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto). All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of the Transaction Agreements and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
10.2    Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid (b) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, (c) on the date of delivery if delivered personally, or (d) if by facsimile, upon written confirmation of receipt by facsimile, in each case to the intended recipient as set forth below:
(a)    if to the Company, addressed as follows:
Noodles & Company
520 Zang Street, Suite D
Broomfield, Colorado 80021
Attention: General Counsel
Facsimile: 720-214-1921
with copies (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
200 Park, 47th Floor
New York, NY 10166
Attention: Andrew Fabens
Facsimile: 212-351-4035
(b)    if to the Purchaser, to:
Mill Road Capital
382 Greenwich Avenue, Suite One
Greenwich, CT 06830
Attention: James Zivin
Facsimile: 203-621-3280
with copies (which shall not constitute notice) to:
Foley Hoag LLP
Seaport West
155 Seaport Boulevard
Boston, MA 02210
Attention: Peter M. Rosenblum
Facsimile: 617-832-7000

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 10.2.
10.3    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
10.4    Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
(b)    Each of the parties hereto irrevocably (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement may be instituted in any United States federal court located in the Borough of Manhattan in The City of New York (a “New York Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the non-exclusive jurisdiction of a New York Court in any such suit, action or proceeding.
(c)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
10.5    Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that irreparable damages for which money damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond or other security in connection with the obtaining of any such injunctive or other equitable relief. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.
10.6    Delays or Omissions; Waiver. No delay or omission to exercise any right, power, or remedy accruing to a party upon any breach or default of another party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement. Any agreement on the part of a party or parties hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
10.7    Fees; Expenses.
(a)    The Company shall reimburse the Purchaser for the reasonable and documented out-of-pocket expenses of the Purchaser in connection with the Transaction Agreements and the transactions contemplated hereby and thereby. Except as set forth in Section 5.5(b) and this Section 10.7, all fees and expenses incurred in connection with the Transaction Agreements and the transactions contemplated hereby and thereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the transactions contemplated hereby and thereby are consummated.
(b)    The Company shall pay any and all documentary, stamp or similar issue or transfer Tax payable in connection with this Agreement and the issuance of the Shares at Closing.
10.8    Assignment. None of the parties may assign its rights or obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns. Any purported assignment other than in compliance with the terms hereof shall be void ab initio.
10.9    No Third Party Beneficiaries. Except for Section 8 (with respect to which all Indemnified Parties shall be third party beneficiaries), this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto; provided, that Jefferies LLC is an intended third party beneficiary of Section 10.13 of this Agreement. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
10.10    Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute a single instrument.
10.11    Entire Agreement; Amendments. This Agreement, the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Purchaser.
10.12    No Personal Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, stockholder, managing member, member, general partner, limited partner, principal or other agent of any of the Purchaser or the Company shall have any liability for any obligations of the Purchaser or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Purchaser or the Company, as applicable, under this Agreement. Each party hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.
10.13    Placement Agent.
(a)    The Purchaser agrees and acknowledges that (i) Jefferies, its affiliates and its representatives have not made, and will not make any representations or warranties with respect to the Company or the offer and sale of the Shares, and the Purchaser will not rely on any statements made by Jefferies, orally or in writing, to the contrary; (ii) it will be responsible for conducting its own due diligence investigation with respect to the Company and the offer and sale of the Shares, (iii) it will be purchasing Shares based on the results of its own due diligence investigation of the Company, (iv) it has negotiated the offer and sale of the Shares directly with the Company, and Jefferies will not be responsible for the ultimate success of any such investment and (v) the decision to invest in the Company will involve a significant degree of risk, including a risk of total loss of such investment. The Purchaser further represents and warrants to Jefferies that it, including any fund or funds that it manages or advises that participates in the offer and sale of the Shares, is permitted under its constitutive documents (including, without limitation, all limited partnership agreements, charters, bylaws, limited liability company agreements, all applicable side letters with investors, and similar documents) to make investments of the type contemplated by this Agreement. In light of the foregoing, to the fullest extent permitted by law, the Purchaser and the Company release Jefferies, its employees, officers, representatives and affiliates from any liability with respect to such Purchaser’s participation in the offer and sale of the Shares including, but not limited to, any improper payment made in accordance with the information provided by the Company, except to the extent such liability arises out of or is based on any action of or failure to act by Jefferies that is determined, by a final, non-appealable judgment by a court, to have resulted primarily and directly from Jefferies’ gross negligence or willful misconduct. This Section 10.13 shall survive any termination of this Agreement.
(b)    The parties agree and acknowledge that Jefferies may rely on the representations and warranties of the Company and the Purchaser contained in this Agreement as if such representations and warranties were made directly to Jefferies.
(c)    The Company agrees for the express benefit of Jefferies, that: (1) neither Jefferies, nor any of its affiliates or any of its representatives has any duties or obligations other than those specifically set forth herein or in the engagement letter, dated as of December 15, 2016, between the Company and Jefferies; and (2) Jefferies, its affiliates and its representatives shall be entitled to rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement at or before 3:59 PM Eastern time as of the day and year first above written.
COMPANY:
NOODLES & COMPANY, a Delaware corporation

By:     /s/ PAUL STRASEN
Name: Paul A. Strasen
Its: Executive Vice President

[Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement at or before 3:59 PM Eastern time as of the day and year first above written.

COMPANY:
NOODLES & COMPANY, a Delaware corporation

By:
Name:
Its:
PURCHASER:
MILL ROAD CAPITAL II, L.P.,
by Mill Road Capital II GP LLC, its General Partner

By:     /s/ THOMAS LYNCH
Name: Thomas E. Lynch
Its: Management Committee Director

[Signature Page to Securities Purchase Agreement]